Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

INYX TO ACQUIRE PHARMAPAC UK LTD.

Strategic Acquisition to Increase Inyx’s Capabilities

to Serve Pan-European Pharmaceutical Industry

NEW YORK and MANCHESTER, ENGLAND - September 28, 2006 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug delivery technologies and products, announced today that its wholly owned subsidiary, Inyx Pharma Ltd., has executed a definitive agreement to acquire Pharmapac UK Ltd., one of the leading contract pharmaceutical production and packaging providers in the United Kingdom. The acquisition is expected to be completed by November 14, 2006. The purchase price is £9 million (approximately $17 million) in cash at closing plus up to another £1.5 million (approximately $2.9 million) in cash if certain milestones are met in 2007 and 2008.  Inyx said it will use non-dilutive debt financing based on European interest rates that are significantly lower than U.S. rates to make the acquisition.

“This is another strategic acquisition for Inyx. Pharmapac is highly profitable and a strong cash generator, and it has a network of complementary distribution and packaging customers,” said Jack Kachkar, M.D., Chairman and CEO of Inyx. “The addition of Pharmapac’s dedicated ‘state-of-the-art’ packaging facility will enable Inyx to provide a dynamic secondary-packaging resource for a wide range of dosage forms needed to serve high-demand respiratory, allergy, dermatology and topical product sectors. Pharmapac increases Inyx’s capabilities to provide innovative packaging designs for new formulations and drug delivery systems being utilized today by our clients as well as by Inyx.”

Former executives of Bristol-Myers Squibb established Pharmapac in 1996, when BMS closed its plant in Wirral, England. Today, Pharmapac has become a low-cost, high-quality provider of contract production and packaging services to a blue-chip list of pharmaceutical companies. Pharmapac’s areas of expertise - solids (tablets and capsules), semi-solids (gels), creams, liquids, sachet filling, powders and wound-care solutions - augment and expand Inyx’s capabilities to ensure that an optimum level of packaging technology and expertise can be offered to clients. Pharmapac’s 42,000-square foot facilities in Wirral are about an hour drive from Inyx’s current two U.K. sites also located in the North West of England. Inyx said it would retain all of Pharmapac’s 200-plus present employees, including executives who will further strengthen Inyx’s existing operating and technical management teams.

In 2005, Pharmapac had revenues of £6.4 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of £1.3 million. In 2006, Pharmapac expects revenues to reach about £7.3 million with EBITDA of approximately £1.5 million. In 2007, Inyx believes it can grow Pharmapac’s revenues to around £10 million and EBITDA to near £2.3 million.

“We expect growth to be derived from the cross-selling of our respective client bases. The combining of our two companies will make Inyx an even stronger presence in the U.K., the second largest healthcare market in Europe. Moreover, Pharmapac’s secondary-packaging capabilities enhance Inyx’s abilities to serve the pan-European pharmaceutical industry,” Dr. Kachkar said.

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INYX - Page 2

Complements Pending German Acquisition

The acquisition of Pharmapac complements Inyx’s pending acquisition of a pharmaceutical production business based in Germany, the largest healthcare market in Europe, which will further strengthen Inyx’s pan-European positioning. The German acquisition is now expected to be completed by the same time as the Pharmapac transaction, Inyx said.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products. The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania, which conducts Inyx’s marketing and distribution activities. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

Safe Harbor

Statements about the Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Inyx intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, Inyx's actual results could differ materially from expected results.

For more information, please contact:

Jay M. Green, Executive Vice President of Inyx, Inc.
212-838-1111 jgreen@inyxgroup.com

Bill Kelly, Vice President Investor Relations of Inyx, Inc.
212-838-1111 bill.kelly@inyxgroup.com